ARTICLES OF INCORPORATION
                               OF
            FIBER GLASS INDUSTRIES CORP. OF AMERICA

  We, the undersigned, hereby associate ourselves together for the purpose of becoming a corporation under the laws of the State of Florida, providing for the formation of a corporation for profit, with the powers, rights, privileges and immunities hereinafter mentioned, and we make, subscribe and acknowledge, and file with the Secretary of State of Florida, these Articles of Incorporation, and to that end we do by these Articles set forth:
  ARTICLE I
  The name of this corporation shall be FIBER GLASS INDUSTRIES CORP. OF
AMERICA.
  ARTICLE II
  The general nature of the business, objects and purpose proposed to be carried on and transacted, are to do any and all things allowed and permitted to be done by corporations under the Statutes of the State of Florida, and to do any and all things hereinafter mentioned as fully and to the same extent as natural persons might or could do, to-wit:
  (a)To engage in any commercial, industrial and agricultural enterprise calculated or designed to be profitable to this corporation and in conformity with the laws of the State of Florida.

     To generally engage in, do, and perform, any enterprise, act or vocation that a natural person might or could do or perform;

     To engage in the manufacture, sale, purchase, importing and exporting of merchandise and personal property of all manner and description, to act as agents for the purchase, sale and handling of goods, wares, and merchandise of any and all types and description for the account of the corporation or as factors, agent, procurer, or otherwise for or on behalf of another.
     (b)To buy, sell, trade, manufacture, deal in and with goods, wares and merchandise of every kind and nature, and to carry on such business as wholesalers, retailers, importers and exporters; to acquire all such merchandise, supplies, materials and other articles as shall be necessary or incidental to such business
     (c)To buy, sell, trade, manufacture, deal in and with fiber glass products of every kind, character and nature and to carry on such business as wholesalers, retailers, importers, exporters and manufacturers and to acquire all such merchandise, supplies, materials and other articles necessary or incidental to such business.
     (d)To purchase, acquire, apply for, secure, hold, or own any and all copyrights, trademarks, trade names and distinctive marks; and to license, lease, or authorize the use thereof by other persons, firms, or corporations.
     (e)To buy sell, trade, manufacture, deal in, and deal with goods, wares and merchandise of every kind and nature, and to carry on such business as wholesalers, retailers, importers and exporters; to acquire all such merchandise, supplies, materials, and other articles as shall be necessary or incidental to such business; to hold, acquire, mortgage, lease, and convey real and personal property in any part of the wold, so far as necessary or expedient in conducting the business of the corporation; and to have any and all powers above set forth as fully as natural persons, whether as principals, agents, trustees, or otherwise.
     (f)To purchase or otherwise acquire letters patent, concessions, licenses, inventions, rights, and privileges, subject to royalty or otherwise, and whether exclusive, non-exclusive, or limited, or any part interest in such letters patent, concessions, licenses, inventions, rights and privileges, whether in the United States or in any other part of the world.

     To sell, let or grant any patent rights, concessions, licenses, inventions, rights or privileges belonging to the company, or which it may acquire, or any interest in the same.
     To register any patent or patents for any invention or inventions, or obtain exclusive or other privileges in respect of the same, in any part of the world, and to apply for, exercise, use, or otherwise deal with or turn to account any patent rights, concessions, monopolies, or other rights or privileges, either in the United States or in any other part of the world.
     (g)To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares, and merchandise of every class and description.
     (h)To buy, sell, exchange and invest in real properties, improved and unimproved, and buildings of every class and description; to improve, manage, operate, sell, buy, mortgage, lease or otherwise acquire or dispose of any property real or personal, and take mortgages and assignment of mortgages upon the same; to make and obtain loans upon real estate, improved or unimproved, and upon personal property, giving or taking evidences of indebtedness and securing the payment thereof by mortgage, trust deed, pledge or otherwise; to enter into contracts to buy or sell any property, real or personal; to buy and sell mortgages, trust deeds, contracts and evidences of indebtedness; to purchase or otherwise acquire, for the purpose of holding or disposing of the same, real or personal property of every kind and description, including the good will, stock, rights, and property of any person, firm, association or corporation, paying for the same in cash, stock, or bonds of this corporation; to draw, make, accept, indorse, discount, execute and issue promissory notes, bills of exchange, warrants, bonds, debentures, and other negotiable instruments or transferable instruments, or obligations of the corporation, from time to time, for any of the objects or purposes of the corporation; to carry on all or any of its operations without restriction or limit as to amount; to purchase, acquire, hold, own, mortgage, sell, convey or otherwise dispose of real or personal property, of every class and description in any state, district, territory, colony or foreign country subject to the laws of such state, territory or foreign country.
     (i)To borrow money and contract debts when necessary for the transaction of the business or for the exercise of its corporate rights, privileges, or franchises or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debenture and other obligations and evidence of indebtedness, payable at a specified event or events whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed or in payment for property purchased or acquired or for any other lawful objects.
     (j)To guaranty, hold, or purchase, sell assign, pledge, mortgage or otherwise dispose of the shares of capital stock or any bonds, securities, or evidence of indebtedness created by, any other corporation or corporations of this State, or any other States or Government, and while the owner of such stock to exercise all the rights, powers and privileges of ownership, including the right to vote thereon.
     k The purposes specified herein shall be construed both as purposes and powers and shall in no wise be limited or restricted by reference to, or inference from, the terms of any other clause in this or any other
     Article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general terms or the general powers of the corporation under the laws of the State of
     Florida; nor shall the expression of the one thing be deemed to exclude another, although it be of like nature not expressed.
     (l)To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation or any amendment thereof or necessary or incidental to the protection or benefit of the corporation, and in general to carry on any lawful business necessary or incidental to the attainment similar in nature to the objects set forth herein.
       ARTICLE III
       The maximum number of shares of stock which the corporation is authorized to issue and have outstanding at any time is five hundred thousand shares (500,000) shares of common stock, which shall have a par value of $0.10 per share.
       ARTICLE IV
       The amount of capital with which this corporation will begin business is not less than the sum of SIX THOUSAND NINE HUNDRED and
     20/100 DOLLARS ($6,900.20).
       ARTICLE V
       The existence of this corporation shall be perpetual unless sooner dissolved according to law.
       ARTICLE VI
       The principal place of business of this corporation is to be located at 730 N. W. 59th Street, Miami, Dade County, Florida.
       ARTICLE VII
       The number of Directors of this corporation shall be not less than three (3) nor more than eight (8).
       ARTICLE VIII
       The names and post office addresses of the first Board of
     Directors are as follows:
       JOHN C. SCOTT, Sr.       736 N.W. 59th Street, Miami, Florida
       JOHN C. SCOTT, Jr.       736 N.W. 59th Street, Miami, Florida
       BETTY J. MILLER          410 Navarre Street, Coral Gables, Florida

     Who shall hold office for the first year of the corporation, or until their successors are elected and have qualified.
       ARTICLE IX
       The names and post office addresses of each subscriber of the Articles of Incorporation, the Officers, the amounts they are investing in the business, and a statement of the number of shares of stock which he or she agrees to take, are as follows:
     JOHN C. SCOTT, Sr.         736 NW 59th Street       69,000 shares
     President-Treasurer        Miami, FL           $6,900.00

     JOHN C. SCOTT, Jr.         736 NW 59th Street       1 share
     Vice-President             Miami, FL           $0.10

     BETTY J. MILLER       410 Navarre Street       1 share
     Secretary             Coral Gables, FL         $0.10

  ARTICLE X
  The Directors of the corporation, in addition to the powers conferred by the laws of the State of Florida, shall have the power to make, alter, and repeal the By-laws, and to set apart, out of the funds of the corporation available for dividends, a reserve or reserves for any proper purpose, and to alter, or abolish such reserve.
          a) The corporation shall have the first lien on the shares of its members' stock and upon all dividends due them for any indebtedness by such members to the corporation.
          b) The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever.
          c) The corporation shall have full power and lawful authority to accept property, real, personal, or mixed, labor and services, in payment for shares of its capital stock, in lieu of cash, at a just valuation, to be fixed by its Board of Directors.
          d) The shares of the capital stock of the corporation, when certificates thereof shall be issued, shall be fully paid and non-assessable.
          e) Shares of capital stock of the corporation shall be transferred only on the books of the corporation by the holder thereof in person, or by his attorney, upon the surrender and cancellation of a certificate or certificates for a like number of shares.
          f) The number of directors of the corporation shall be fixed and may be altered from time to time as may be provided in the Bylaws. In the case of any increase in the number of directors, the additional directors my be elected by the directors, or by the stockholders at an annual or special meeting, as shall be provided in the By-laws.
          g) At all elections of the Directors of this corporation each stockholder shall be entitled to as many votes as shall be equal to the number of his shares of stock, multiplied by the number of Directors to be elected, and he may cast all of such votes for a single Director, or may distribute them among the number to be voted for, or any two or more of them, as he may see fit.
          h) The Directors shall also have power, with the consent in writing of a majority of the holders of the voting stock issued and outstanding, or upon the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power, to sell, lease, or exchange all of its property and assets, including its good will and its corporate franchises, upon such terms and conditions as the Board of Directors deem expedient and for the best interests of the corporation.
          i) The Directors shall also have power to determine the use and disposition of any surplus or net profits over and above the capital stock paid in, and in their discretion may use and apply any such surplus or accumulated profits in purchasing or acquiring the bonds or other obligations or shares of capital stock of the corporation, to such extent and in such manner and upon such terms as the Directors shall deem expedient; but shares of such capital stock so purchased and/or acquired may be resold, unless such shares shall have been retired for the purpose of decreasing the corporation's capital stock as provided by law.
          j) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the Statutes of Florida, of this certificate, and to any By-laws from time to time made by the stockholders; provided, however, that no By-laws so made shall invalidate any prior act of the Directors which would have been valid if such By-law had not been made.
          k) The Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders, or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the capital stock of the company which is represented in person or by proxy at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders, as though it had been approved or ratified by every stockholders of the corporation, whether or not the contract or act would otherwise be open to legal attack because of Directors' interest, or for any other reason.

                 IN WITNESS WHEREOF, we have hereunto subscribed our
          names and affixed our seals at Miami, Dade County, Clorida, this 24th day of February, A.D. 1960.
                             ________/s/______________
                      John C. Scott, Sr.       (seal)
                             ________/s/______________
                      John C. Scott, Jr.  (seal)
                             ________/s/______________
                      Betty J. Miller          (seal)

            STATE OF FLORIDA:
                               ss:
            COUNTY of DADE:

       I HEREBY CERTIFY that on this day personally appeared before me, an officer duly authorized to take oaths and acknowledgments under the laws of the State of Florida, JOHN C. SCOTT, Sr., JOHN C. SCOTT, Jr. and BETTY J. MILLER, to me well known to be the persons described in and who executed the foregoing Articles of Incorporation of FIBER GLASS INDUSTRIES CORP. of AMERICA, and they acknowledged that they executed the same freely and voluntarily and for the purpose therein expressed.

       WITNESS my hand an official seal at Miami, Dade County, Florida, this 24th day of February, A.D. 1960.

                                         ________/s/______________
                                     Notary Public, State of
Florida at Large

  My Commission Expires: _________